Exhibit 99.1

Innovex Completes Debt Restructuring

PLYMOUTH, Minn.--(BUSINESS WIRE)--Innovex (Nasdaq: INVX) today announced that on June 23, 2008 it completed the restructuring of the Company’s long-term debt facilities with the Company’s Thai banking partners, Bank of Ayudhya Public Company Limited and TMB Bank Public Company Limited. The debt restructuring will defer all principal payments originally scheduled in the Company’s fiscal 2008 third and fourth quarters, change payments from a quarterly basis to a monthly basis, reduce payments in fiscal 2009 and extend the payment schedule until September 2012. “We believe these changes to our long term debt facilities will benefit our cash flow by approximately $6 million dollars in fiscal 2008 and $9 million dollars in fiscal 2009 and help significantly in stabilizing our balance sheet in the short term,” stated Randy Acres, Innovex’s Chief Financial Officer.

“We are very pleased with the support we have received from our Thai banking partners. The restructuring that has occurred is a significant start in providing the additional working capital necessary to grow our business,” said Terry Dauenhauer, Innovex’s Chief Executive Officer. “We are now able to focus our management efforts toward executing our business plan.”

About Innovex, Inc.

Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex’s products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex’s products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

Safe Harbor for Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking statements. Such forward-looking statements include, for example, statements regarding the Company’s estimated savings from the restructuring of its credit facilities, the Company’s ability to successfully execute its business plan, continued cash availability under Company credit facilities, the ability of the Company to comply with the covenants of the credit facilities, and the ability of the Company to execute on additional alternatives to provide required working capital on a timely basis and on acceptable terms. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended September 29, 2007 and other documents filed with the Securities and Exchange Commission.

CONTACT:
Innovex, Inc.
Randy Acres, CFO, 763-442-7511